Exhibit 1(a)

PRICING AGREEMENT

August 24, 2005

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Credit Suisse First Boston LLC

11 Madison Avenue

New York, New York 10010

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

As Representatives of the several

Underwriters named in Schedule I hereto

c/o	Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 8, 2005 (the “Underwriting Agreement”), between the Company, on the one hand, and you, as parties which are signatories or deemed to be signatories to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined) and also a

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representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in all material respects in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

WAL-MART STORES, INC.

By:	/s/ Stephen R. Zielske
Name:	Stephen R. Zielske
Title:	Vice President of Finance and Assistant Treasurer

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Accepted as of the date hereof:

LEHMAN BROTHERS INC.

By:	/s/ James W. Merli
Name:	James W. Merli
Title:	Managing Director

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ Joseph D. Fashano
Name:	Joseph D. Fashano
Title:	Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek
Name:	Maria Sramek
Title:	Vice President

For themselves and as Representatives of the several Underwriters named in Schedule I hereto

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SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
Lehman Brothers Inc.	$500,000,000
Credit Suisse First Boston LLC	500,000,000
J.P. Morgan Securities Inc.	500,000,000
Goldman, Sachs & Co.	175,000,000
Citigroup Global Markets Inc.	150,000,000
Deutsche Bank Securities Inc.	150,000,000
Banc of America Securities LLC	37,500,000
Barclays Capital Inc.	37,500,000
Daiwa Securities SMBC Europe Limited	37,500,000
Dresdner Kleinwort Wasserstein Securities LLC	37,500,000
Greenwich Capital Markets, Inc.	37,500,000
HSBC Securities (USA) Inc.	37,500,000
Mitsubishi Securities International plc	37,500,000
Mizuho International plc	37,500,000
Morgan Stanley & Co. Incorporated	37,500,000
Santander Investment Securities Inc.	37,500,000
Standard Chartered Bank	37,500,000
TD Securities (USA) LLC	37,500,000
UBS Securities LLC	37,500,000
Wachovia Capital Markets, LLC	37,500,000

TOTAL	$2,500,000,000

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

5.25% Notes due 2035 (the “Notes”).

AGGREGATE PRINCIPAL AMOUNT:

$2,500,000,000.

PRICE TO PUBLIC:

99.580% of the principal amount of the Notes, plus accrued interest, if any, from August 31, 2005.

PURCHASE PRICE TO UNDERWRITERS:

98.705% of the principal amount of the Notes, plus accrued interest, if any, from August 31, 2005; and the selling concession shall be 0.50% and the reallowance concession shall be 0.25%, in each case of the principal amount of the Notes.

INDENTURE:

Indenture, dated as of July 19, 2005, between the Company and J.P. Morgan Trust Company, National Association, as Trustee.

MATURITY:

September 1, 2035.

INTEREST RATE:

5.25% from and including August 31, 2005.

INTEREST PAYMENT DATES:

March 1 and September 1 of each year, commencing on March 1, 2006.

INTEREST PAYMENT RECORD DATES:

February 15 and August 15 of each year, commencing on February 15, 2006.

Schedule II - Page 1

REDEMPTION PROVISIONS:

No mandatory redemption provisions.

The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon Tax Event” in the Prospectus Supplement dated August 24, 2005 relating to the Notes.

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated August 24, 2005 (the “Prospectus Supplement”) to the Prospectus dated July 19, 2005 (the “Prospectus”).

TIME OF DELIVERY:

9:30 a.m. (New York City time) on August 31, 2005.

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Credit Suisse First Boston LLC

11 Madison Avenue

New York, New York 10010

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Schedule II - Page 2

ADDRESSES FOR NOTICES:

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Debt Capital Markets

Consumer Retail Group

Fax: (212) 902-9020

Credit Suisse First Boston LLC

11 Madison Avenue

New York, New York 10010

Attention: Transaction Advisory Group

Fax: (212) 325-4296

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

Attention: Debt Syndicate Desk

Fax: (212) 834-6081

OTHER MATTERS:

(A)

Each of the Underwriters hereby represents and agrees that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (iii) in any other circumstances which do not require the publication by the

Schedule II - Page 3

Company of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of the foregoing provision, the term an “offer of Notes to the public” means, in relation to any Notes in any Relevant Member State, the communication in any form and by any means of sufficient information of the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the term “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(B)	Each of the Underwriters hereby represents and agrees that: (i) (1) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (2) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Company; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(C)	Each of the Underwriters hereby represents and agrees that it has not offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Schedule II - Page 4

(D)	Each of the Underwriters hereby represents and agrees that it has not circulated or distributed and will not circulate or distribute the Prospectus Supplement and the Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, and it has not offered or sold, and will not offer or sell the Notes, and has not made and will not make an invitation for subscription or purchase of the Notes, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

(E)	Each of the Underwriters hereby represents and agrees that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

(F)	Each of the Underwriters hereby represents and agrees that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly or distribute the Prospectus Supplement and the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in this Pricing Agreement and the Underwriting Agreement.

(G)	The Underwriters hereby severally confirm, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriters specifically for inclusion in the Prospectus Supplement is as follows:

(1) the names of the Underwriters on the front and back cover pages of the Prospectus Supplement;

(2) the fourth paragraph of text on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters;

Schedule II - Page 5

(3) the first sentence of the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriters; and

(4) the fourth paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

(5) the first, third and fourth sentences of the sixth paragraph on page S-17 concerning Market Axess Inc. and electronic distribution of prospectuses.

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